Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-162713) and related prospectus of Williams Partners L.P., the registration statement on Form S-8 (No. 333-128881) of Williams Partners L.P., and the registration statement on Form S-4 (No. 333-166761) and related prospectus of Williams Partners L.P. of our reports dated February 24, 2011, with respect to the consolidated financial statements of Williams Partners L.P. and the effectiveness of internal control over financial reporting of Williams Partners L.P., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
February 24, 2011